Exhibit 99.1

FOR IMMEDIATE RELEASE

BOSTON LIFE SCIENCES ANNOUNCES DEPARTURE OF CHIEF EXECUTIVE OFFICER

September 22, 2003 Boston, MA—Boston Life Sciences, Inc. (NASDAQ: BLSI) has announced that it has accepted, with regret, the resignation of its President and Chief Executive Officer, Dr. Robert J. Rosenthal. The Company’s Chairman, David Hillson, commented “Bob brought us a high level of the skills required to move BLSI through its transition from an early stage research and development company to a multi-product development entity. We are sorry to lose his considerable talent and experience and wish him great success in his new business venture. Bob will be available to assist the Company in effecting a smooth transition. We intend to appoint, as President and Chief Executive Officer, another senior level executive with hands-on biotech/pharmaceutical experience, and will launch an industry-wide search promptly. We will stress a career history that prominently features regulatory, FDA, and clinical development exposure. We hope to provide specific elaboration on this and other potential executive additions following our Board meeting this Thursday, September 25, 2003.”

Boston Life Sciences, Inc. (BLSI) is a development stage biotechnology company engaged in the research and development of novel therapeutic and diagnostic solutions for central nervous system diseases (CNS) and cancer. BLSI’s products in development include: ALTROPANE® and FLUORATEC™ radioimaging agents for the diagnosis of PD and ADHD; Inosine and AF-1, nerve growth factors for the treatment of acute and chronic CNS disorders; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and novel therapies for the treatment of PD and ADHD.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as operating results and financial position, the expected timing and results of clinical trials, discussions with regulatory agencies, schedules of IND, NDA and all other regulatory submissions, the timing of product introductions, the possible approval of products, and the market size and possible advantages of the Company’s products. All such forward-looking statements involve substantial risks and uncertainties, and actual results may vary materially from these statements. Factors that may affect future results include: the availability and adequacy of financial resources, the level of operating expenses incurred, the ability to obtain intellectual property protection, delays in the regulatory or development processes, results of scientific data from clinical trials, the outcome of discussions with potential partners, regulatory decisions, market acceptance of the Company’s products, and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form

10-K.

For further information, please contact:

Corporate Joseph Hernon Chief Financial Officer Boston Life Sciences, Inc. 617.425.0200 Email: jhernon@bostonlifesciences.com